SDTH Q4 07 Investor Questions and Answers

1.	What’s your ASP (Average Selling Price) of NPCC in Q4? Did it increase or decrease from Q3? What’s your expectation of its trend in 2008?

A:	Our ASP of NPCC has stayed the same in RMB. Considering the exchange rate fluctuations the ASP is approximately $405/MT

2.	Given the great performance in Q4 and whole year of 2007, could you explain why your revenue and net income came in ahead of your guidance reaffirmed while your Q3 reporting?

A:
The increase in Q4 was primarily derived from the strong performance of our chemical segment. Sales of liquid ammonia and methanol increased 9.8% and 8.3%, respectively, from Q3 of 2007 as a result of stronger market demand and an increase in market price. Gross margin also increased to a record 29.5% compared to 28.0% in Q3. Chemicals prices fluctuate frequently week by week; it is very difficult to predict the trends in several months ahead. So we reaffirmed the guidance when Q3 reporting based on our conservative consideration on chemical business.

3.	How has weather impacted Q1?

A:
Our facilities in Shandong Province were not impacted by the snowstorm in January. However, our facilities in Xi’an were somewhat impacted, we shut down the facilities in Xi’an for a week due to short of electricity, we took this period to move up the regular equipment maintenance which should be carried out anyway once a year. Fortunately, the impact on sales was minimal.

4.	There are rumors about a DME project - can you comment?

A:	Our affiliate company Shengdatech Group received the permit from government, and the plan is still in consideration and valuation.

5.	Does ShengdaTech Inc. (public company) is involved into DME project?

A:
The DME project is in very early stages of planning and that it is anticipated that ShengdaTech could be involved in some way but planning is too early to comment on how and to what extent ShengdaTech, Inc. would be involved.

6.	Can you explain why you are building a new plant in Shandong with you have land for up to1 million metric tons capacity at your Xianyang facility?

A:
The primary drivers for site location are customer locations and availability of limestone, that being said the consideration to construct the next facility in Shandong is for winning more market shares and abundance of limestone. And the government is strengthening its control over the limestone resources, so we intend to seek more limestone resources here in ShandongAnd we are able to construct more NPCC facilities in Shaanxi Province. There is more land available to ShengdaTech however, we would still have to go through the government approval process just as we have to do with Shandong Province.”

7.	What progress have you made in R&D for launching new application for NPCC in the market? Please provide more details of the new applications of NPCC that you expect to add in the near future.

A:
In Q4 2007, we mainly focused on research of PE, asphalt, and other paper applications besides the color ink jet paper that we commercialized in Q4. We are currently working with Tongji University, one of the leading technology university in China famed in construction, to develop the application of asphalt. We oversee the development of the formula, and Tongji University does the testing. We expect the research on asphalt can be finished in April, and begin distributing some samples to potential clients for trial. The asphalt is used for road paving. We are also researching and developing applications such as paint for car chassis, adhesive, latex, epoxy resin, dye, etc. We also plan to add 4-5 R&D professionals in 2008 to support our increasing research work in 2008.

8.	Given the upcoming 60,000 metric tons capacity which adopts stainless steel equipment targeting high-end international clients, what’s your plan to develop the overseas markets?

A:
We expect to reach approximately 15% of our total revenue contributed by overseas business by the end of 2008, mainly for 4 products - PE, latex, rubber, and paints. We are currently focusing on Southeast Asia, East Asia, and actively developing North America market.

9.	Please discuss the PE win announced recently and its associated volume. What is the potential market size of NPCC for PE? Are you working with other potential customers in this area?

A:
Initial orders tend to be in small quantities as our customers test the new formula in the market. Once it has been determined that the product is accepted in the end markets we expect monthly orders will ramp up to 800 - 1000 metric tons. The domestic supply of PE is about 7 mil metric tons annually. The worldwide supply is about 80 mil to 90 mil metric tons. We estimate that NPCC will be about 4-5% by weight, so the local potential demand is about 500,000 to 600,000 metric tons of NPCC per year for PE.

10.	Is the increased NPCC production being sold primarily to new customers or to current customers - which customers are increasing their order of NPCC and why?

A:
The increased NPCC production was mainly sold to our current customers. They either broadened their NPCC application scope or expanded their own capacity. PVC and latex manufacturers significantly increased orders.

11.	Did you add any new clients in Q4?

A:	13 customers are increased in Q4 including 5 tire manufacturers, 3 PVC customers, 3 customers in latex, 1 customer in paint and 1 customer in paper-making application.

12.
Can you provide an update on the potential new customers mentioned in Q2? 12 PVC manufacturers, 20 tire manufacturers, 15 latex makers, 25 adhesive producers, and four paper makers - how many NPCC customers are in the pipeline and what are the applications?

A:	Customers those we added in 2008 - 6 PVC manufacturers, 12 tire manufacturers, 11 latex manufacturers and 10 paper-makers.

13.	What are your expansion plans beyond the next 60,000 metric tons capacity?

A:	We anticipate adding another 60,000 MT in Shandong Province close to high quality limestone mines by the end of 2009.

14.	How do you intend to recoup the higher cost of investment for the stainless steel equipment?

A:
The stainless steel has a longer expected life of 30 years compared to 10 years for the carbon steel. Moreover, the down time for maintenance is reduced by a third. More importantly, we believe that using stainless steel equipment will allow us to produce cleaner NPCC particles; that is because over time the carbon steel rusts which gets into the NPCC products whereas stainless steel does not. By ensuring our customers a higher quality product, we believe that we can obtain customers with higher specification in their products. We are targeting a higher percentage of international customers for the upcoming 60,000 MT with a premium price over the domestic market price.

15.	Do you have the marketing personnel and relationships to begin the “design in” selling process with international tire OEMs such as Michelin?

A:
As a high-tech new functional material, NPCC can enhance the tires resistance to wear and elongation that the other fillers can not replace. The tire manufacturers usually have their own steady formulas which have been used for many years making manufacturers cautious to include any new material. However, the world’s second-tier tire manufacturers have shown interested in NPCC influenced by Chinese domestic tire manufacturers who use NPCC. We plan to approach these international companies in the future. Our plan is to win 1-2 international brands in the following 6-12 months.

16.	What percentage of each application can be substituted by NPCC by weight and percentage (paper, latex, paint, PVC, etc)?

A:
NPCC is used in the coating for manufacturing paper which usually requires about 12 -15 parts of NPCC, equivalent 8-10% of total weight. For latex, NPCC is mainly filled into silicone adhesive, which has high demand of NPCC and usually requires approximately 30% of total weight. In paint, NPCC can partially replace titanium dioxide (approximately 20%) and other materials which usually require 5-8% of total weight. For PVC, the proportion is about 5% of total weight.

17.	What is the value proposition to the tire manufacturer in terms of a unit of output? If NPCC is a partial substitute for carbon black, then what is the incremental savings to a tire manufacturer?

A:
As the different formulas we provide to our customers, the improvement to performance of tire is different accordingly. In general, the use of NPCC provides a 10-20% overall improvement in performance. We take the formulas provided to by one of our customers -.

Modulus (300% MPA) increase up to 13% Tear resistance increase up to 50% Break elongation increase up to 20% Abrasion loss decrease up to 20% Tensile strength increase up to 18%

In the formulas of tire, each filler has its own advantage. However, comparing with these fillers, NPCC has its unique functional improvement to its application. Simultaneously, we estimate NPCC can save the tire manufacturer about 3% cost if NPCC is substitute for 10 par carbon black.

18.	What is the potential market size of NPCC for polyethylene and polypropylene?

A:
The domestic supply of PP and PE is about 7 mil metric tons each annually, so total is about 13 to 14 mil annually. The worldwide supply is about 80 mil to 90 mil metric tons. We estimate that NPCC will be about 4-5% by weight, so the local potential demand is about 500,000 to 600,000 metric tons of NPCC per year for PE and PP.

19.	What is the average cost savings by application?

A:	The cost saving for each customer is different and depends on a variety of inputs. On average our customers save about 3% of raw material costs.

20.	Why aren't there more international companies producing NPCC?

A:
Limestone is the main raw material for producing NPCC.  Because China has large reserves, we are able to produce NPCC at a reasonable cost while in many other countries where limestone is not widely available the cost is relatively higher.

21.	How hard is it for your customers to switch to a competitor?

A:
We believe it is hard for our customers to switch to a competitor. First, the technology entry-barrier. We are holding proprietary technology for production of NPCC,. for our advanced membrane-dispersion techniques, we jointly owned this patent with Tsinghua University. Second, the rubber and plastic materials require a unique formula of NPCC, we provide unique formula to each client, so it is risky for our customers to switch to another supplier due to it will bring a lot of uncertainties. Third, besides our technology advantage, we also have an advantage with raw material, especially in Xi’an factory; we are close to a high quality limestone mine with lower purchase price.

22.	How many Chinese competitors do you have?

A:
It’s difficult to tell how many competitors there are in China. Currently, NPCC production is still in its infancy with little market data and wide differences in the quality of particles produced. I can state that we manufacture true nano-size NPCC products in China, while the other manufacturers produce thicker NPCC which is not true nano-size particles nor do their particles offer any consistency.

23.	Can you provide more detail on your chemical business?

A:
As you already know, our chemical business is our legacy business and a very important source of cash for us. While our business is stable, the chemical market is mature and we don’t anticipate it to be a growth driver for the company except thru acquisitions.